Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF DESIGNATION

OF

POWERS, PREFERENCES AND RIGHTS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

SONDER HOLDINGS INC.

Sonder Holdings Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), does hereby certify as follows:

FIRST: The name of the Company is Sonder Holdings Inc. The Certificate of Designation of Powers, Preferences and Rights of Series A Convertible Preferred Stock of the Company (the “Certificate of Designation”) was filed with the Secretary of State of the State of Delaware on August 13, 2024.

SECOND: Pursuant to Section 242 of the Delaware General Corporation Law (the “DGCL”), this Certificate of Amendment to the Certificate of Designation hereby amends and restates Section 1 of the Certificate of Designation to read in its entirety as follows:

“Section 1.      Designation of Name and Amount. This series of Preferred Stock is designated the “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The number of shares constituting the Series A Preferred Stock is 61,280,000.”

THIRD: This Certificate of Amendment to the Certificate of Designation has been duly adopted in accordance with Section 242 of the DGCL.

FOURTH: This Certificate of Amendment to the Certificate of Designation was approved by the holders of the requisite number of shares of the Company in accordance with the Certificate of Designation and Section 228 of the DGCL.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to the Certificate of Designation to be signed this 11th day of April, 2025.

SONDER HOLDINGS INC.

/s/ Francis Davidson
By:	Francis Davidson
Title:	Chief Executive Officer